Exhibit 4.5

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following is a brief description of the securities of Alaska Communications Systems Group, Inc. (the “Company,” “Corporation,” “we,” “us” and “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following description of the Company’s common stock, par value $0.01 per share, is subject in all respects to the General Corporate Law of the State of Delaware (the “DGCL”) and to the full text of the Company’s amended and restated certificate of incorporation (the “certificate of incorporation”) and the Company’s amended and restated by-laws (the “by-laws”).

General

Pursuant to our certificate of incorporation, our authorized capital stock consists of:

•	145,000,000 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters to which stockholders are entitled to vote generally, including the election or removal of members of our Board of Directors (or “Directors”). The common stock shall vote together as a single class.

Dividends

Subject to the provisions of the certificate of incorporation and any preferred stock designation, the Board of Directors may, in its sole discretion, declare dividends upon stock of the Corporation out of funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for such purposes and the Board of Directors shall deem conducive to the interests of the Corporation. The Company’s stockholders have no contractual or other legal right to dividends.

The Company’s dividend policy as set by the Board of Directors is also subject to the terms of its credit facilities and the continued current and future performance and liquidity needs of the Company. Dividends on the Company’s common stock are not cumulative to the extent they are declared.

In the fourth quarter of 2012, the Board of Directors suspended the quarterly dividend. Since that point, the Board of Directors has declared a single one-time dividend which as paid in 2020.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to provide for the issuance of all or any shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series as may be permitted by the DGCL. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote in the election of Directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation. We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority of, stockholders might believe to be in its best interests or in which a stockholder might receive a premium for our common stock over the market price of the common stock.

Change in Ownership Provisions

The Company and its Board of Directors may, at its discretion, take actions from time to time to avoid a change in ownership as defined in Section 382 of the Internal Revenue Code of 1986 as amended. Such actions may include establishment of a tax benefits preservation plan which provides for the issuance of a special series of preferred stock and is intended to protect the Company’s income tax net operating losses.

Director Removals, Resignations and Vacancies

Any Director or Directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors at an annual meeting or a special meeting of shareholders.

Any Director may resign at any time upon notice to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Unless otherwise provided in the certificate of incorporation or the by-laws, when one or more Directors resign from the Board of Directors, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. The acceptance of a resignation shall not be necessary to make it effective.

If the office of any Director becomes vacant or any new directorship is created, the remaining Directors in office, though less than a quorum, by a majority vote of the Directors then in office, may appoint any qualified person to fill such vacancy or new directorship, who shall hold office for the unexpired term and until his or her successor shall be elected and shall qualify. If the office of any Director becomes vacant or any new directorship is created and there are no remaining Directors, the stockholders may elect any qualified person to fill such vacancy or new directorship at a special meeting called for such purpose.

Special Stockholder Meetings

Our by-laws provide that special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or by resolution of the Board of Directors adopted by a majority of the total number of authorized Directors.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as Directors. For a stockholder to propose a nomination of a person or persons for election to the Board of Directors, or bring any other business to a vote at a stockholders’ meeting, the stockholder must provide timely written notice to the secretary of the Corporation not less than 120 calendar days or more than 150 calendar days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 calendar days from such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 120th calendar day prior to such annual meeting or the 10th calendar day following the day on which the public disclosure of the date of such meeting is first made by the Corporation.

Stockholder Action Without a Meeting

Unless otherwise provided by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with Section 228 of the DGCL.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 calendar days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 calendar days after the date on which such a request is received, adopt a resolution fixing the record date.

Amendments to the Certificate of Incorporation and By-Laws

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in its certificate of incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to its certificate of incorporation in its present form or as hereafter amended are granted subject to the right reserved.

The Board of Directors is authorized and empowered to make, alter, amend and repeal the by-laws by a majority vote of the Directors present at any meeting at which a quorum of the Directors is present, or by written consent in accordance with the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

Our amended and restated by-laws provide that we must indemnify and advance expenses to our Directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our Directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified Directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated by-laws may discourage shareholders from bringing a lawsuit against our Directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against Directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

Computershare Limited is the transfer agent and registrar for our common stock.